Exhibit 10.1

AMENDMENT 1 TO EMPLOYMENT AGREEMENT

WHEREAS Elite Pharmaceuticals Inc., a Nevada corporation (“Company”) and Mr. Nasrat Hakim (“Executive”), are parties to an employment agreement dated August 1, 2013 (the “Hakim Employment Agreement”); and

WHEREAS the Board of Directors of Elite (the “Board”) and Mr. Hakim have agreed to certain amendments to the Hakim Employment Agreement, with such amendments being duly approved by the Board at a meeting of Board on January 12, 2016;

NOW THEREFORE in consideration of the above provision and the mutual agreements contained herein, the Company and Executive agree as follows:

Section 2.1 of the Hakim Employment Agreement is hereby removed in its entirety and replaced with the following:

2.1	Salary: Effective January 1, 2016 and during the Term (as defined in section 3), Company shall pay to Executive a base salary at the annual rate of Five Hundred Thousand Dollars ($500,000), (the “Annual Salary”). The Salary shall be paid in shares of the Company’s Common Stock (“Shares”) pursuant to the Company’s current policy for paying Company executives in Shares (ie, with regards to the method of computing the number of Shares to be issued and the timing of such issuances, provided the timing is not later than March 15th following the end of the calendar year for which payment is being made). Notwithstanding the foregoing, the payment of such Shares shall be made in a manner that does not violate Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as discussed in section 3.2.8.

Section 2.2.1 of the Hakim Employment Agreement is hereby removed in its entirety and replaced with the following:

2.2.1 Annual Bonus: Effective as of January 1, 2016, Executive shall be paid an annual bonus equal to 100% of Annual Salary (the “Annual Bonus”). The Annual Bonus shall be paid in accordance with the Company’s regular payroll practices. The Annual Bonus shall be paid subsequent to the end of the calendar year to which such Annual Bonus is attributed, but not later than March 15th following the end of such calendar year.

All other terms and conditions of the Hakim Employment Agreement are to remain without amendment or modification.

IN WITNESS WHEREOF, this Amendment 1 to the Hakim Employment Agreement has been executed and delivered by the Parties hereto on January 21, 2016.

By:	/s/ Nasrat Hakim	By:	/s/ Carter J. Ward
Name: Nasrat Hakim		Name: Carter J. Ward
Treasurer and Chief Financial Officer
Elite Pharmaceuticals Inc.